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                                                                    EXHIBIT 3.68

                          CERTIFICATE OF INCORPORATION
                                       of
                             TSI HOLDINGS (DC), INC.

                  FIRST: The name of the corporation (the "Corporation") is TSI HOLDINGS (DC), INC.

                  SECOND: The address of the Corporation's registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, in the City of Dover, in the County of Kent. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

                  THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  Without limiting in any manner the scope and generality of the foregoing, it is hereby provided that the Corporation shall have the following purposes, objects and powers:

                  (a) To construct, erect, build, purchase, sell, rent, hire, lease or otherwise acquire or dispose of racquets, squash racquets, racquet ball, squash, tennis, physical exercise and fitness facilities; to own, manage, operate and maintain such facilities and to provide the same for the use and benefit of the public generally; to use such facilities for any other purposes compatible therewith to provide locker rooms, showers and other conveniences in connection therewith; to plan, promote, organize and conduct public exhibitions of racquets, squash racquets, racquet ball, squash tennis and physical exercise and fitness training; to provide services to members of the public relating to racquets, squash racquets, racquet ball, squash tennis and physical exercise and fitness training; to purchase, manufacture, lease, deal in and sell general sporting goods, apparel, equipment and supplies; and to acquire, sell, mortgage, lease or otherwise acquire or dispose of all real or personal property necessary or convenient to any of such purposes;

                  (b) To acquire, purchase, own, hold, operate, develop, lease, borrow, lend, mortgage, pledge, exchange, sell, transfer or otherwise dispose of and to invest, trade or deal in, real and personal property of every kind and description and any interests therein necessary or incidental to the purposes of the Corporation;

                  (c) To make, enter into and perform all agreements or contracts necessary or incidental to the advancement of the purposes of the Corporation, and to do and transact all acts, business and things to

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                  accomplish or further any of the objects, powers or purposes of the Corporation incident to or in anywise connected therewith; and

                  (d) To have, in furtherance of the purposes of the Corporation, all of the powers conferred upon corporations organized under the General Corporation Law, subject to any limitations thereof contained in this Certificate of Incorporation or in the laws of the State of Delaware.

                           The business or purpose of the Corporation is from
                  time to time to do any one or more of the acts and things hereinabove set forth, and it shall have power to conduct and carry on its said business, or any part thereof, and to have one or more offices and to exercise any or all of its corporate powers and rights, in the State of Delaware, and in the various other states, territories, possessions and dependencies of the United States, in the District of Columbia, and in any and all foreign countries.

                           The enumeration herein of the objects and purposes of
                  the Corporation shall be construed as powers as well as objects and purposes and shall not be deemed to exclude by inference any powers, objects or purposes which the Corporation is empowered to exercise, whether expressly by force of the laws of the State of Delaware now or hereafter in effect, or impliedly by the reasonable construction of the said laws.

                  FOURTH: The total number of shares of stock which the Corporation has authority to issue is One Thousand (1,000) shares of Common Stock, par value $1.00 per share.

                  FIFTH: The name and mailing address of the incorporator of the Corporation are as follows:

                               Alexander A. Alimanestianu
                               Town Sports International, Inc.
                               888 Seventh Avenue, Suite 1801
                               New York, New York  10106

                  SIXTH: The Corporation shall, to the full extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

                  SEVENTH: The following provisions are for the management of the business and for the conduct of the affairs of the Corporation and for the further creation, definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

                           The number of directors of the Corporation shall be
                  fixed by, or in the manner provided in, the by-laws of the Corporation. The election of directors need not be by written ballot unless the by-laws so provide.

                           The directors of the Corporation may from time to
                  time adopt, amend or repeal any of the by-laws of the Corporation, including by-laws

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                  adopted by the stockholders, but the stockholders may from time to time specify provisions of the by-laws that may not be amended or repealed by the directors.

                           The directors of the Corporation shall have the power
                  without the assent or vote of the stockholders to authorize and to cause to be executed and delivered on behalf of the Corporation mortgages and liens upon all or any part of the property of the Corporation.

                           In addition to the powers and authorities
                  hereinbefore or by law expressly conferred upon them, the directors of the Corporation are hereby empowered to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the General Corporation Law, of this Certificate of Incorporation, and to any by-laws of the Corporation; provided, however, that no by-law whether adopted by the stockholders or by the directors of the Corporation shall invalidate any prior act of the directors which would have been valid if such by-law had not been adopted.

                  EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred hereby on stockholders, directors and officers of the Corporation are subject to this reservation.

                  IN WITNESS WHEREOF, the undersigned incorporator has set his hand and seal this 27th day of July, 1992.

                                                      /s/ A. Alimanestianu
                                                      --------------------------
                                                      Alexander A. Alimanestianu

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